Exhibit 99.1

         7-Eleven, Inc. Posts 10.1% Increase in Total Revenue for 2003
                            to Record $10.9 Billion
    Fourth Quarter Merchandise Sales Total $1.9 Billion, an Increase of 7.1%
            And 2003 Merchandise Sales Increase 5.6% to $7.4 Billion


    DALLAS, Jan. 29 /PRNewswire-FirstCall/ -- 7-Eleven, Inc. (NYSE: SE), the largest chain in the convenience retailing industry, today announced that core earnings, which exclude non-operating items, grew to $6.1 million, or $0.05 per diluted share, for the quarter ended December 31, 2003. This compares to core earnings of $2.6 million, or $0.02 per diluted share, for the fourth quarter of 2002. The company achieved higher merchandise and gasoline gross profit for the quarter. The fourth quarter net loss for 2003 amounted to ($6.1) million, or ($0.05) per diluted share, compared to a net loss of ($11.5) million, or ($0.11) per diluted share, in the same quarter a year ago.


     Fourth Quarter 2003 Highlights:
     --  Reported core earnings of $6.1 million, or $0.05 per diluted share
     -- Achieved increase in total revenue of $214.8 million, or 8.6 percent, to $2.7 billion
     -- Increased total merchandise sales by $123.9 million, or 7.1 percent, to $1.9 billion
     --  Grew quarterly U.S. same-store merchandise sales by 5.2 percent
     --  Improved merchandise gross profit by 9.1 percent to $660.3 million
     -- Grew total gasoline gallons by 5.6 percent to 539 million; improved gasoline gross profit to $76.5 million with a 14.2 cent per-gallon margin


                         EARNINGS SUMMARY (Unaudited)
                               ($ in millions)

                                                 Three Months Ended
                                                     December 31,
                                               2002               2003
    Net Earnings (Loss)                       ($11.5)             ($6.1)
    Adjustments (Net of Tax):

    Non-Operating Items:
     --  Currency Conversion Loss                1.8                3.1
     --  Infrastructure Consolidation and
          Other Items, Net                       2.3               (1.5)
     --  Discontinued Operations (SFAS
          No. 144, Impairment/Disposal of
          Long-Lived Assets)                    10.0               10.6

    Core Earnings                               $2.6               $6.1


    Review of Fourth Quarter 2003 Core Earnings

    Total revenues for the fourth quarter grew 8.6 percent to $2.7 billion. Total merchandise sales for the fourth quarter increased 7.1 percent to $1.9 billion. This growth was driven primarily by a 5.2 percent increase in U.S. same-store merchandise sales, on top of a 3.6 percent increase in 2002. Categories that contributed to the merchandise sales increase included fresh food, beverages, beer and cigarettes. During the quarter, the company changed its method of reporting prepaid phone card sales from a gross basis to a net basis. The numbers reported reflect this change in method for all periods presented.

    "The 5.2 percent increase in U.S. same-store merchandise sales in the fourth quarter reflects the strongest growth we achieved all year. It also represents our nineteenth consecutive quarterly increase," said Jim Keyes, president and chief executive officer. "The ongoing implementation of our strategic initiatives as well as the consistent introduction of new products continues to fuel our sales growth."

    For the fourth quarter, merchandise gross profit grew 9.1 percent to $660.3 million. Merchandise gross profit margin increased by 65 basis points to 35.55 percent compared to the prior-year quarter. This increase was primarily due to changes in product mix and to a lesser extent improvements in write-offs and shortage.

    7-Eleven grew total gasoline gallons 5.6 percent to 539.1 million gallons for the fourth quarter of 2003. Total gasoline revenues for the quarter were $832.0 million compared to $742.7 million in the same quarter a year ago. The
12.0 percent increase in gasoline revenues is due to an increase in average retail gasoline prices year over year, as well as a 4.5 percent increase in per-store gallon sales. The average retail price of gasoline was $1.54 in the fourth quarter of 2003, compared to $1.46 in the fourth quarter of 2002.

    Gasoline gross profit rose to $76.5 million, an 8.3 percent increase over the fourth quarter of 2002. Expressed as cents per gallon, the gasoline margin was 14.2 cents in the fourth quarter of 2003 compared to 13.8 cents in the fourth quarter of 2002. "We produced another quarter of solid gasoline results," said Keyes. "Both our volume growth and margin performance were strong due to the day-to-day management of our gasoline business at each individual store."

    Operating, selling, general and administrative (OSG&A) rose 6.4 percent to $535.1 million in the fourth quarter of 2003. Expressed as a percent of total revenue, OSG&A was 19.7 percent. The primary drivers of the year-over-year increase were higher occupancy expenses, employee benefits, and credit card processing fees. After normalizing for the higher gasoline revenue due to the 8-cent per-gallon increase in gasoline retail prices year over year, OSG&A for the fourth quarter of 2003 as a percent of total revenue would have been
20.1 percent or flat with the prior-year quarter.


    Summary of Fourth Quarter 2003 Non-Operating Items

    The company closed 59 stores during the fourth quarter of 2003. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the fourth quarter, as well as the results of store closings since January 1, 2002, to Discontinued Operations for all periods presented.

    The company reported an after-tax, non-cash currency conversion loss of ($3.1) million for the fourth quarter of 2003.

    In addition, the company reported a gain in the fourth quarter for Infrastructure Consolidation and Other Items of $1.5 million after-tax, compared to an after-tax charge of ($2.3) million in the fourth quarter of 2002.


    Review of 2003 Results

    Core earnings for 2003 grew 15.6 percent to $88.8 million, or $0.78 per diluted share, up from $76.8 million, or $0.69 per diluted share, in the prior year. The company achieved higher merchandise and gasoline gross profit for the year, which was partially offset by an anticipated after-tax decline of $0.11 per diluted share from the Seven-Eleven Japan licensing and higher OSG&A. Net earnings for 2003 were $64.1 million, or $0.58 per diluted share, compared to $12.8 million, or $0.13 per diluted share, in 2002.


     2003 Highlights:
     -- Reported core earnings of $88.8 million, an increase of 15.6 percent -- Achieved increase in total revenue of $997.7 million, or
         10.1 percent, to $10.9 billion
     -- Increased total merchandise sales by $392.0 million, or 5.6 percent, to $7.4 billion
     -- Grew U.S. same-store merchandise sales by 3.2 percent, following an increase of 3.1 percent for 2002
     --  Improved merchandise gross profit by 5.5 percent to $2.6 billion
     -- Increased total gasoline gallons by 6.5 percent to 2.1 billion; raised gasoline gross profit to $326.3 million with a 15.4 cent per-gallon margin
     --  Reached a global 7-Eleven store count of approximately 25,800 stores


                         EARNINGS SUMMARY (Unaudited)
                               ($ in millions)

                                                   Twelve Months Ended
                                                       December 31,
                                                     2002        2003
    Net Earnings                                     $12.8       $64.1
    Adjustments (Net of Tax):
    Non-Operating Items:
     --  Currency Conversion Loss                      9.0         6.8
     --  Debt Redemption                               ---        (6.5)
     --  Infrastructure Consolidation and
          Other Items, Net                             6.4         1.1
     --  Discontinued Operations (SFAS No. 144,
          Impairment/Disposal of Long-Lived Assets)   20.5        13.1
     --  Cumulative Effect of Accounting Change (A)   28.1        10.2

    Core Earnings                                    $76.8       $88.8

     (A) One-time cumulative effect charges of $28.1 million in 2002, or $(0.25) per diluted share in connection with adoption of SFAS
          No. 143 which related to underground storage tanks. The charge in 2003 was $10.2 million, or ($0.08) per share, related to FASB Interpretation No. 46, 'Variable Interest Entities'.


    Review of 2003 Core Earnings

    Total revenue increased 10.1 percent to $10.9 billion, driven by strong growth in merchandise and gasoline sales. Total merchandise sales increased
5.6 percent to $7.4 billion. This increase was driven by a 3.2 percent increase in U.S. same-store merchandise sales for the year, on top of a
3.1 percent increase in 2002. The fresh food category, a strategic focus of the company, grew at a double-digit pace. Other categories that contributed to the yearly increase were beverages, beer and cigarettes.

    Merchandise gross profit increased 5.5 percent to $2.6 billion. Merchandise gross profit margin was 35.54 percent of sales, basically flat compared to the prior year.

    "This was our sixth straight year of same-store sales increases in the 3 to 5 percent range. Our retailer initiative strategy is working to produce sustainable merchandise sales increases and improvement in gross profit dollars," said Keyes. "We are pleased with our track record and optimistic about our ability to continue these trends in 2004."

    Gasoline gallons rose 6.5 percent to a record 2.1 billion for the year. Total gasoline revenues for the year were $3.4 billion, compared to $2.8 billion in 2002. The 22.2 percent increase in gasoline revenues is due to the 20-cent increase in gasoline prices year over year, as well as a
4.2 percent increase in per-store gallon sales. The average retail price of gasoline was $1.59 in 2003, compared to $1.39 in 2002.

    Gasoline gross profit rose to $326.3 million, a 28.4 percent increase over the prior year. Expressed as cents per gallon, the gasoline margin for 2003 was 15.4 cents compared to 12.8 cents in 2002. "Despite the volatility in the gasoline marketplace in 2003, we achieved our eleventh consecutive year of gasoline margins at or above the 13-cent per gallon level with a record annual
15.4 cent per gallon result for 2003," said Keyes.

    OSG&A increased 5.4 percent to $2.0 billion in 2003. Expressed as a percent of total revenue, OSG&A was 18.8 percent. The primary drivers of the year-over-year increase were higher occupancy expenses, employee benefits, and credit card processing fees. After normalizing for the higher gasoline revenue due to the 20-cent per gallon increase in gasoline retail prices year over year, OSG&A for 2003 as a percent of total revenue would have been
19.6 percent or basically flat with the prior year.


    Balance Sheet

    During 2003, 7-Eleven invested approximately $338 million in capital expenditures. This level of capital expenditures was in line with the company's guidance for 2003.

    During the third quarter, the company redeemed all of its outstanding senior subordinated debentures. The principal amount plus accrued interest was $390 million, with a weighted average interest rate of approximately
4.8 percent. The company refinanced these debentures with a subordinated debt borrowing from Seven-Eleven Japan at a weighted average interest rate of approximately 3.4 percent.

    Also during the third quarter, the company announced a mandatory conversion of 100 percent of its outstanding 1998 Convertible Quarterly Income Debt Securities due 2013 (the "1998 QUIDS") into shares of the company's common stock. The principal amount of the 1998 QUIDS was $80.0 million, with an interest rate of 4.5 percent. This was converted into approximately
6.5 million shares of the company's common stock.

    The company also adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," during 2003. This required the company to consolidate approximately $178 million of real estate leases and the associated assets onto its balance sheet.


    7-Eleven Stores

    During 2003, the company opened 95 stores in the U.S. and Canada. As of December 31, 2003, the company operated 5,784 stores.

    Internationally, licensees opened a net 300 stores during the fourth quarter of 2003 and a net 1,397 stores throughout the year. As of December 31, 2003, there were approximately 25,800 7-Eleven stores around the globe.

    In January 2004, the company announced that the Ministry of Commerce in the People's Republic of China had approved the formation of a joint venture among Seven-Eleven Japan, Co., Ltd., Beijing ShouLian Commercial Group Co., Ltd., and China National Sugar & Alcohol Group Corporation. Following the execution of an area license agreement with 7-Eleven, Inc., the joint venture will start to develop 7-Eleven stores in Beijing and the surrounding provinces, with the first stores expected to open in the spring of 2004.


    Summary of 2003 Non-Operating Items

    During 2003, the company closed 134 stores. In accordance with SFAS 144, the company reclassified the after-tax results of stores closed during the year, as well as the results of store closings since January 1, 2002, to Discontinued Operations for all periods presented. Included in Discontinued Operations is a $3.3 million after-tax gain from the sale of 12 non-strategic stores in Wisconsin.

    In conjunction with the early retirement of the company's senior subordinated debentures, 7-Eleven recorded an after-tax gain of $6.5 million.

    The company also incurred a ($1.1) million after-tax loss for Infrastructure Consolidation and Other Costs. This loss included a write-down of the company's net receivable for the estimated reimbursement of a portion of its remediation costs in the State of California, partially offset by gains from life insurance proceeds and changes in infrastructure.

    As a result of the adoption of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," the company recorded a one-time cumulative effect charge of ($10.2) million after-tax.

    The company reported an after-tax, non-cash currency conversion loss for 2003 of ($6.8) million.


2004 Outlook

    "As previously disclosed, 7-Eleven expects core earnings per diluted share for 2004 to be in the range of $0.85 to $0.88, or an expected year-over-year earnings per share increase of around 11 percent," added Keyes.

    The company anticipates that capital expenditures in 2004 will be in the range of $345 million to $375 million, and expects to open around 100 stores throughout the U.S. and Canada.


    Core Earnings Guidance

    The company believes that core earnings, which exclude non-operating items, are more indicative of the company's operating performance than net earnings. Certain items that impact net earnings, such as a gain or loss on foreign currency conversion, are difficult to forecast. Therefore, the company provides guidance based on core earnings.


    Internet Broadcast of Earnings Conference Call and Replay

    The fourth quarter 2003 earnings conference call will begin at 9:00 a.m. Eastern Time on Thursday, January 29, 2004. The call will be available by Webcast at www.7-Eleven.com or by telephone at 1-800-223-9488 for domestic callers or 1-785-832-2422 for international callers. The replay of the call will be available for one week, beginning approximately two hours after the call concludes. The call may be accessed either through the Investor Relations section of www.7-Eleven.com or by calling 1-800-945-0804 (domestic callers) or 1-402-220-0667 (international callers).


    About 7-Eleven, Inc.

    7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates or franchises approximately 5,800 7-Eleven(R) stores in the United States and Canada and licenses approximately 20,000 7-Eleven stores in 17 other countries and U.S. territories throughout the world. During 2003, 7-Eleven stores worldwide generated total sales of more than $36 billion. Find out more online at www.7-Eleven.com .


    This release, and the accompanying discussion on the earnings conference call on January 29, 2004, includes certain statements that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not a statement of historical fact should be deemed to be a forward-looking statement. Because these forward-looking statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of their likely impact; (ii) the publicly available information with respect to those factors on which our business analysis is based is complete or accurate; (iii) our analysis is correct; or (iv) our strategy, which is based in part on this analysis, will be successful. Additional information about these risks and uncertainties and other matters can be found in the company's annual report on Form 10-K for the year ended
December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K.



                       7-ELEVEN, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
           (Shares and dollars in thousands, except per-share data)
                                 (UNAUDITED)

                                     Three Months           Year To Date
                                  Ended December 31       Ended December 31
                                  2002         2003       2002        2003

    Revenues:
      Merchandise sales (A)    $1,733,527  $1,857,445  $7,020,500  $7,412,453
      Gasoline sales              742,709     832,004   2,760,576   3,372,279
        Net sales (A)           2,476,236   2,689,449   9,781,076  10,784,732
      Other income                 24,248      25,868     102,924      96,984
        Total revenues (A)      2,500,484   2,715,317   9,884,000  10,881,716

    Costs and expenses:
      Merchandise cost of
       goods sold (A)           1,128,485   1,197,113   4,524,412   4,777,884
      Gasoline cost of
       goods sold                 672,145     755,552   2,506,421   3,045,989
        Total cost of
         goods sold             1,800,630   1,952,665   7,030,833   7,823,873
      Franchisee gross
       profit expense             183,039     201,349     742,848     798,002
      Operating, selling,
       g&a expenses               503,018     535,086   1,943,170   2,047,543
      Interest expense, net        16,262      18,836      64,721      71,318
        Total costs and
         expenses               2,502,949   2,707,936   9,781,572  10,740,736

    Earnings (loss) from
     continuing operations
     before income tax and
     cumulative effect of
     accounting change             (2,465)      7,381     102,428     140,980
    Income tax expense
     (benefit)                       (986)      2,805      40,971      53,572

    Earnings (loss) from
     continuing operations
     before cumulative effect
     of accounting change          (1,479)      4,576      61,457      87,408

    Earnings (loss) on
     discontinued operations
     (net of tax
     expense of $6,679,
     $6,523, $13,694 and $8,011)  (10,019)    (10,643)    (20,541)    (13,070)

    Cumulative effect of
     accounting change (net of
     tax benefit of $18,759 and
     $6,550)                          ---         ---     (28,139)    (10,244)

    Net earnings (loss)          $(11,498)    $(6,067)    $12,777     $64,094

    Net earnings per common
     share:
      Basic
        Earnings (loss)
         from continuing
         operations before
         cumulative effect of
         accounting change          $(.01)       $.05        $.59        $.82
        Earnings (loss)
         on discontinued
         operations                  (.10)       (.10)       (.20)       (.12)
        Cumulative effect of
         accounting change            ---         ---        (.27)       (.10)
        Net earnings (loss)         $(.11)      $(.05)       $.12        $.60

      Diluted
        Earnings (loss)
         from continuing
         operations before
         cumulative effect of
         accounting change          $(.01)       $.04        $.56        $.76
        Earnings (loss)
         on discontinued
         operations                  (.10)       (.09)       (.18)       (.10)
        Cumulative effect of
         accounting change            ---         ---        (.25)       (.08)
        Net earnings (loss)         $(.11)      $(.05)       $.13        $.58

    Weighted average shares:
      Basic                       104,837     111,604     104,827     106,815
      Diluted                     104,837     114,117     111,470     127,245

    Operating stores at end of
     period                                                 5,823       5,784

     (A) Prior period amounts have been reclassified to conform to the current year presentation for recording prepaid card sales on a net basis.


                             FINANCIAL HIGHLIGHTS

                                                     Three Months Ended
                                                                    % or Unit
    ($ millions - except per share data)     12/31/02     12/31/03    Change

    Earnings
      Core Earnings                             $2.6         $6.1
      Conversion Loss                           (1.8)        (3.1)
      Debt Redemption                            ---          ---
      Infrastructure Consolidation and
      Other Items                               (2.3)         1.5
      Discontinued Operations (SFAS No. 144)   (10.0)       (10.6)
      Cumulative Accounting Change (A)           ---          ---
      Net Earnings (Loss) as Reported         $(11.5)       $(6.1)

    Net earnings per diluted share

      Core Earnings                             $.02         $.05
      Conversion Loss                           (.01)        (.02)
      Debt Redemption                            ---          ---
      Infrastructure Consolidation and
      Other Items                               (0.0)         .01
      Discontinued Operations (SFAS No. 144)    (.10)        (.09)
      Cumulative Accounting Change (A)           ---          ---
      Net Earnings (Loss) as Reported          $(.11)       $(.05)

      Weighted Average Shares
       Outstanding (basic in 000's)          104,837      111,604
      Weighted Average Shares
       Outstanding (diluted in 000's)        104,837      114,117

      EBITDA (B)                               $70.0        $89.4    $19.4

    Interest Coverage Ratio (C)

    Key Data
      Total Revenue (D)                     $2,500.5     $2,715.3      8.6 %

      Merchandise Sales (D)                 $1,733.5     $1,857.4      7.1 %
        U.S. Same-Store Sales Increase (D)       3.6 %        5.2 %
        Merchandise Gross Profit              $605.0       $660.3    $55.3
        Merchandise GP Margin (D)              34.90 %      35.55 %     65 bp

      Gasoline Sales                          $742.7       $832.0     12.0 %
        Gasoline Gallons                       510.4        539.1      5.6 %
        Gasoline Gross Profit                  $70.6        $76.5      8.3 %
        Gasoline CPG                            13.8         14.2      0.4
        Gasoline GP Margin                      9.50 %       9.19 %    (31) bp

    Average Per Store Day Data Percent
     Incr/(Decr)
      Merchandise GP Growth per store            3.2 %        7.6 %    4.4
      Gasoline Gallons Sold                      7.0 %        4.5 %   (2.5)
      Gasoline GP Dollars                        5.9 %        7.2 %    1.3
      Total GP Dollars                           3.8 %        7.5 %    3.7


                                                  Twelve Months Ended
                                                                     % or Unit
    ($ millions - except per share data)     12/31/02     12/31/03     Change

    Earnings
      Core Earnings                            $76.8        $88.8
      Conversion Loss                           (9.0)        (6.8)
      Debt Redemption                            ---          6.5
      Infrastructure Consolidation and
      Other Items                               (6.4)        (1.1)
      Discontinued Operations (SFAS No. 144)   (20.5)       (13.1)
      Cumulative Accounting Change (A)         (28.1)       (10.2)
      Net Earnings (Loss) as Reported          $12.8        $64.1

    Net earnings per diluted share

      Core Earnings                             $.69         $.78
      Conversion Loss                           (.07)        (.01)
      Debt Redemption                            ---          .06
      Infrastructure Consolidation and
      Other Items                               (.06)        (.01)
      Discontinued Operations (SFAS No. 144)    (.18)        (.10)
      Cumulative Accounting Change (A)          (.25)        (.08)
      Net Earnings (Loss) as Reported           $.13         $.58

      Weighted Average Shares Outstanding
       (basic in 000's)                      104,827      106,815
      Weighted Average Shares Outstanding
       (diluted in 000's)                    111,470      127,245

      EBITDA (B)                              $413.1       $498.3    $85.2

    Interest Coverage Ratio (C)                 6.38         6.24

    Key Data
      Total Revenue (D)                     $9,884.0    $10,881.7     10.1 %

      Merchandise Sales (D)                 $7,020.5     $7,412.5      5.6 %
        U.S. Same-Store Sales Increase (D)       3.1 %        3.2 %
        Merchandise Gross Profit            $2,496.1     $2,634.6   $138.5
        Merchandise GP Margin (D)              35.55 %      35.54 %     (1) bp

      Gasoline Sales                        $2,760.6     $3,372.3     22.2 %
        Gasoline Gallons                     1,987.3      2,117.0      6.5 %
        Gasoline Gross Profit                 $254.2       $326.3     28.4 %
        Gasoline CPG                            12.8         15.4      2.6
        Gasoline GP Margin                      9.21 %       9.68 %     47 bp

    Average Per Store Day Data Percent
     Incr/(Decr)
      Merchandise GP Growth per store            4.9 %        3.7 %   (1.2)
      Gasoline Gallons Sold                      4.5 %        4.2 %   (0.3)
      Gasoline GP Dollars                       (4.5)%       25.6 %   30.1
      Total GP Dollars                           2.9 %        8.0 %    5.1

    Total Stores (end of period)
      U.S. and Canada                          5,823        5,784      (39)
        Gasoline Stores                        2,480        2,457      (23)
      Worldwide                               24,434       25,796    1,362

    Balance Sheet Items (end of period)
      Debt                                  $1,415.2     $1,475.3
      Convertible Quarterly Income
       Debt Securities                        $380.0       $300.0
      Stockholders' Equity                    $163.5       $340.0

     (A) Year-to-date 2002 and 2003 reported net earnings includes the one-time cumulative effect charges of $(28.1) million and $(10.2) million, respectively, or $(0.25) and $(.08) per diluted share, respectively, in connection with the adoption of SFAS No. 143 in 2002 which related to underground gas storage tanks and FIN 46 in 2003 which relates to variable interest entities.

     (B) EBITDA defined as earnings before net interest expense, income taxes (benefit), depreciation and amortization and cumulative accounting changes.

     (C) Interest coverage ratio is based on EBITDA divided by Interest Expense for the trailing 12 months ending December 2002 and 2003, respectively.

     (D) Prior period amounts have been reclassified to conform to the current year presentation for recording prepaid card sales on a net basis. The previously reported U.S. same stores merchandise sales increase under the gross accounting method for prepaid phone cards was 4.1% and 3.3% for the quarter and year ending December 31, 2002, respectively, and the comparable increases under this method were 5.8% and 4.0% for the quarter and year ending December 31, 2003, respectively. In addition merchandise sales would have been $1,776.9 million and $7,176.0 million for the quarter and year ending December 31, 2002, respectively, and $1,923.8 million and $7,654.7 million for the quarter and year ending December 31, 2003, respectively, under the gross accounting method for prepaid cards.

     Contact Information:
     Carole Davidson, CFA                          Margaret Chabris
     Vice President, Investor Relations            Media Relations
     (214) 828-7021                                (214) 828-7345



SOURCE  7-Eleven, Inc.
    -0-                             01/29/2004
    /CONTACT: Carole Davidson, CFA, Vice President, Investor Relations, +1-214-828-7021, or Margaret Chabris, Media Relations, +1-214-828-7345, both of 7-Eleven, Inc./
    /Web site:  http://www.7-eleven.com /
    (SE)

CO:  7-Eleven, Inc.
ST:  Texas
IN:  REA AUT
SU:  ERN ERP CCA MAV